UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2017

VERIFONE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-32465
Delaware
(State or Other Jurisdiction of
Incorporation or Organization)
04-3692546
(IRS Employer Identification No.)

88 West Plumeria Drive
San Jose, CA 95134
(Address of principal executive offices, including zip code)
408-232-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Galant Amended Restated Employment Agreement
On December 15, 2017, VeriFone Systems, Inc. (the “Company”) and its wholly-owned subsidiary, VeriFone Inc. entered into an Amended and Restated Employment Agreement (the “Agreement”) with the Company’s Chief Executive Officer, Paul Galant. The Agreement replaces Mr. Galant’s letter agreement, dated as of September 15, 2013, which, by its terms, was subject to review and revision after October 1, 2017.
Mr. Galant will be employed by the Company for an extended term from November 1, 2017 through October 31, 2021, unless earlier terminated as provided in the Agreement (the “Employment Period”). The Employment Period will automatically be extended for additional twelve month terms unless the Company or Mr. Galant delivers written notice of the intent not to renew at least six months prior to the expiration of the then current term. Mr. Galant will receive an annual base salary at a rate of at least $800,000 per annum and will be eligible to receive a target cash bonus of not less than 175% of his annual base salary under the Company’s Amended and Restated Bonus Plan or any successor plan. Mr. Galant will continue to be eligible to receive equity award grants on an annual basis as determined by the Compensation Committee of the Company’s Board of Directors. Mr. Galant will also be entitled to participate in the Company’s employee benefit plans, policies and programs, as in effect from time to time, on the same basis as made available generally to other senior executive officers of the Company.
In the event that the Company terminates Mr. Galant’s employment without Cause (as defined in the Agreement), Mr. Galant will be entitled to the following: (i) any unpaid accrued salary or earned but unpaid Annual Bonus (“Accrued Compensation”) and a lump sum cash severance payment equal to the sum of his Annual Base Salary and his target Annual Bonus for the preceding fiscal year; (ii) for twenty-four months following his date of termination of employment, the Company will promptly reimburse him for COBRA premiums and will permit him to continue to participate in the Company’s life insurance plan on the same basis as he participated in it as of immediately prior to his termination of employment, subject to certain exceptions (collectively, “Benefit Continuation”); and (iii) unless any applicable equity award agreement provides for more favorable treatment to Mr. Galant, any portion of unvested time-based equity awards that would have otherwise vested on or before the first anniversary of termination shall vest in full, and any portion of unvested performance-based equity awards that would have time-based vested on or before the first anniversary of termination (assuming monthly rather than cliff time-based vesting) shall vest based on actual performance.
Upon a termination by the Company without Cause or by Mr. Galant for Good Reason (as defined in the Agreement) occurs and upon or within twenty-four months after a Change in Control (or if his employment is terminated by the Company without Cause or by him for Good Reason within ninety days prior to a Change in Control at the request of a third party acquiror) (the “Change of Control Protection Period”), Mr. Galant will be entitled to the following: (i) his Accrued Compensation and a lump sum cash severance payment equal to 2 times the sum of his Annual Base Salary and his target Annual Bonus; (ii) Benefit Continuation for twenty-four months following his date of termination of employment; and (iii) accelerated vesting in full of all outstanding equity awards.
The Company’s obligations to provide the severance benefits described above (other than payment of Accrued Compensation) are subject to Mr. Galant executing a release in favor of the Company and compliance with certain non-competition, non-solicitation and non-disparagement covenants.
If the Company terminates Mr. Galant’s employment for Cause, he terminates his employment without Good Reason, or his employment terminates due to death or Disability (as defined in the Agreement) or after expiration of the Employment Period, the Company will promptly pay or provide (i) his Accrued Compensation, except that any earned but unpaid Annual Bonus shall be forfeited in the event of termination for Cause, (ii) any benefits that are required, or to which he is entitled, under any employee benefit plan, contract or arrangement of the Company, and (iii) any other payments or benefits required to be paid to him in accordance with applicable law. In addition, in the event his employment terminates due to death or Disability, the Company shall pay him or his estate, as applicable, (i) a pro-rata Annual Bonus at target for the fiscal year during which his death or Disability occurs, which shall be paid within sixty days following the date of termination of his employment and (ii) provide him with the same vesting benefits as in the case of a termination without Cause not in the Change of Control Protection Period.
The foregoing is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

10.1	Amended and Restated Employment Agreement, dated as of December 15, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE SYSTEMS, INC.

	By:	/s/ Albert Liu
	Name:	Albert Liu
Date: December 15, 2017	Title:	EVP, Corporate Development and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of December 15, 2017